Exhibit 99.1

News Release

Babcock & Wilcox Enterprises Releases Preliminary Fourth

Quarter and Full Year 2020 Results

Preliminary Q4 2020 Highlights:

- Revenues of $149.9 million

- Net income of $2.4 million

- Earnings per share of $0.04

- Consolidated adjusted EBITDA of $16.1 million

- Bookings of $167 million

Preliminary Full Year 2020 Highlights:

- Revenues of $566.3 million

- Net income of $(12.5) million

- Earnings per share of $(0.26)

- Consolidated adjusted EBITDA of $45.1 million

- Bookings of $645 million

- Minimum required pension funding contributions reduced by $107 million or 75%

(AKRON, Ohio – February 9, 2021) – Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") (NYSE: BW) announced certain preliminary results for the fourth quarter and full year 2020.

"Our preliminary results for the fourth quarter and full year 2020 reflect the ongoing positive impact of our strategic plan, despite the adverse effects of COVID-19 across our segments," said Kenneth Young, B&W's Chairman and Chief Executive Officer. "We ended the year well-positioned to achieve our 2021 and 2022 adjusted EBITDA targets of $70-$80 million and $95-$105 million, respectively1, with roughly $645 million in bookings in 2020 and about $535 million in backlog at December 31, 2020, a 21.3% increase compared to the end of 2019."

"Our strategic actions in 2020, including launching new segments, expanding internationally and implementing additional cost savings initiatives, provide a strong foundation as we pursue a more than $5 billion pipeline of identified project opportunities over the next three years," Young continued. "Looking forward, our leading-edge renewable and environmental technologies are well-positioned to leverage the increasing global climate demand for carbon and methane reductions. We also see our aftermarket parts and services business growing worldwide through our global expansion and the ever increasing demand for upgrades, enhancements and improved efficiency."

For the fourth quarter of 2020 GAAP income from continuing operations is expected to be $2.8 million and net income is expected to be $2.4 million. Adjusted EBITDA is expected to be $16.1 million. Bookings in the fourth quarter of 2020 are expected to be $167 million.

For the full year of 2020 GAAP income from continuing operations is expected to be a loss of $14.3 million and net income is expected to be a loss of $12.5 million. Adjusted EBITDA is expected to be $45.1 million. Total bookings in 2020 are expected to be $645.0 million, and backlog at December 31, 2020 is expected to be $535.0 million, a 21.3% increase compared to December 31, 2019.

1 The most comparable GAAP financial measure is not available without unreasonable effort.

Full year 2020 preliminary results include the recognition in the third quarter of a $26.0 million loss recovery settlement related to certain historical EPC loss contracts, as previously disclosed.

The Company expects its total debt to be $347.6 million and its unrestricted cash balance to be $57.3 million as of December 31, 2020.

In addition, based on the performance of the Company's domestic qualified pension plan, the minimum required funding contributions through 2026 have been reduced by 75%. The current total minimum required funding contribution for the period 2021-2026 is $35 million, to be contributed in the next 2 years. This is $107 million less compared to the Company's previous expectation for the period from 2021-2026. These numbers are subject to change with the performance of the pension fund investments.

In addition to the $119 million of cost savings initiatives previously disclosed, the Company implemented an additional approximately $8 million of cost savings initiatives in 2020, for a total of $127 million. The Company has also identified another $11 million of cost savings actions expected to be implemented beginning in the first quarter of 2021.

These preliminary results are not a comprehensive statement of the Company’s financial results. Actual results for the fourth quarter and full year of 2020 may differ from these preliminary unaudited results due to the completion of the Company’s customary year-end closing, review and audit procedures and any other developments arising before its financial results are finalized. Reconciliations of operating income, the most directly comparable GAAP measure, to adjusted EBITDA, as well as to adjusted gross profit, are provided in the exhibits to this release.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures internally to evaluate its performance and in making financial and operational decisions. When viewed in conjunction with GAAP results and the accompanying reconciliation, the Company believes that its presentation of these measures provides investors with greater transparency and a greater understanding of factors affecting our financial condition and results of operations than GAAP measures alone.

This release presents preliminary adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA on a consolidated basis is defined as the sum of the adjusted EBITDA for each of the segments, further adjusted for corporate allocations and research and development costs. At a segment level, the adjusted EBITDA is calculated as earnings before interest, tax, depreciation and amortization adjusted for items such as gains or losses on asset sales, mark to market ("MTM") pension adjustments, restructuring and spin costs, impairments, losses on debt extinguishment, costs related to financial consulting required under the U.S. Revolving Credit Facility and other costs that may not be directly controllable by segment management and are not allocated to the segment. The Company presented consolidated Adjusted EBITDA because it believes it is useful to investors to help facilitate comparisons of the ongoing, operating performance before corporate overhead and other expenses not attributable to the operating performance of the Company's revenue generating segments. This release also presents certain targets for our adjusted EBITDA in the future; these targets are not intended as guidance regarding how the Company believes the business will perform. The Company is unable to reconcile these targets to their GAAP counterparts without unreasonable effort and expense due to the aspirational nature of these targets.

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management's current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward looking statements include, but are not limited to, statements regarding the Company's anticipated results of operations for 2020. Factors that could cause such actual results to differ materially from those contemplated or implied by such forward-looking statements include, without limitation, the risks associated with the unpredictable and ongoing impact of the COVID-19 pandemic and other risks described from time to time in the Company's periodic filings with the SEC, including, without limitation, the risks described in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" (as applicable). These factors should be considered carefully, and B&W Enterprises cautions not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and undertakes no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About Babcock & Wilcox Enterprises
Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises is a global leader in energy and environmental technologies and services for the power and industrial markets. Follow B&W on LinkedIn and learn more at www.babcock.com.

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Investor Contact:	Media Contact:
Megan Wilson	Ryan Cornell
Vice President, Corporate Development & Investor Relations	Public Relations
Babcock & Wilcox Enterprises	Babcock & Wilcox Enterprises
704.625.4944 | investors@babcock.com	330.860.1345 | rscornell@babcock.com

Exhibit 1

Babcock & Wilcox Enterprises, Inc.

Preliminary Consolidated Statements of Operations (unaudited) (1)(2)

In millions, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2020	2019	2020	2019
Revenues	$149.9	$180.4	$566.3	$859.1
Costs and expenses:
Cost of operations	107.8	135.7	400.5	698.9
Selling, general and administrative expenses	33.9	30.6	141.7	151.1
Advisory fees and settlement costs	2.8	5.1	12.9	27.9
Restructuring activities	5.1	2.1	11.8	11.7
Research and development costs	0.5	0.6	4.4	2.9
Gain on asset disposals, net	(2.3)	(3.7)	(3.3)	(3.9)
Total costs and expenses	147.7	170.4	568.1	888.5
Operating income (loss)	2.2	10.0	(1.7)	(29.4)
Other (expense) income:
Interest expense	(11.0)	(27.5)	(60.8)	(94.9)
Interest income	0.2	0.1	0.6	0.9
Loss on debt extinguishment	—	—	(6.2)	(4.0)
Loss on sale of business	—	—	(0.1)	(3.6)
Benefit plans, net	(17.9)	13.7	4.4	22.8
Foreign exchange	36.1	10.8	58.8	(16.6)
Other – net	1.9	0.1	(1.1)	0.3
Total other income (expense)	9.3	(2.8)	(4.4)	(95.1)
Income (loss) before income tax expense	11.5	7.2	(6.1)	(124.4)
Income tax expense	8.6	1.7	8.2	5.3
Income (loss) from continuing operations	2.8	5.5	(14.3)	(129.7)
Income from discontinued operations, net of tax	—	—	1.8	0.7
Net income (loss)	2.8	5.5	(12.5)	(129.0)
Net (income) loss attributable to non-controlling interest	(0.4)	6.9	—	7.1
Net income (loss) attributable to stockholders	$2.4	$12.4	$(12.5)	$(122.0)

Basic earnings (loss) per share - continuing operations	$0.05	$0.26	$(0.30)	$(3.89)
Basic earnings (loss) per share - discontinued operations	—	—	0.04	0.02
Basic earnings (loss) per share	$0.05	$0.26	$(0.26)	$(3.87)

Diluted earnings (loss) per share - continuing operations	$0.04	$0.26	$(0.30)	$(3.89)
Diluted earnings (loss) per share - discontinued operations	—	—	0.04	0.02
Diluted earnings (loss) per share	$0.04	$0.26	$(0.26)	$(3.87)

Shares used in the computation of earnings (loss) per share:
Basic	52.1	48.0	48.7	31.5
Diluted	53.4	48.4	48.7	31.5

(1)	Figures may not be clerically accurate due to rounding
(2)	Results for the twelve months ended December 31, 2020, include the recognition of a $26.0 million loss recovery settlement related to certain historical EPC loss contracts in the third quarter, as previously disclosed.

Exhibit 2

Babcock & Wilcox Enterprises, Inc.

Preliminary Reconciliation of Adjusted EBITDA (unaudited) (4)

(In millions)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Adjusted EBITDA(2)(3)	16.1	19.3	45.1	33.3

Restructuring activities	(5.1)	(2.1)	(11.8)	(11.7)
Financial advisory services	(1.2)	(0.7)	(4.4)	(9.1)
Settlement cost to exit Vølund contract (1)	—	—	—	(6.6)
Advisory fees for settlement costs and liquidity planning	(1.2)	(4.4)	(6.4)	(11.8)
Litigation fees and settlement	(0.4)	—	(2.1)	(0.5)
Loss on business held for sale	(0.1)	—	(0.5)	—
Stock compensation	(1.5)	(1.3)	(4.6)	(3.4)
Interest on letters of credit included in cost of operations	(0.9)	—	(0.9)	—
Depreciation & amortization	(4.5)	(4.5)	(16.8)	(23.6)
Loss from a non-strategic business	(1.4)	—	(2.6)	—
Gain on asset disposals, net	2.3	3.7	3.3	3.9
Operating income (loss)	2.2	10.0	(1.7)	(29.4)
Interest expense, net	(10.8)	(27.4)	(60.2)	(94.0)
Loss on debt extinguishment	—	—	(6.2)	(4.0)
Loss on sale of business	—	—	(0.1)	(3.6)
Net pension benefit before MTM	6.4	3.6	28.8	14.0
MTM (loss) gain from benefit plans	(24.4)	10.1	(24.4)	8.8
Foreign exchange	36.1	10.8	58.8	(16.6)
Other – net	1.9	0.1	(1.1)	0.3
Total other income (expense)	9.3	(2.8)	(4.4)	(95.1)
Income (loss) before income tax expense	11.5	7.2	(6.1)	(124.4)
Income tax expense	8.6	1.7	8.2	5.3
Income (loss) from continuing operations	2.8	5.5	(14.3)	(129.7)
Income from discontinued operations, net of tax	—	—	1.8	0.7
Net income (loss)	2.8	5.5	(12.5)	(129.0)
Net (income) loss attributable to non-controlling interest	(0.4)	6.9	—	7.1
Net income (loss) attributable to stockholders	$2.4	$12.4	$(12.5)	$(122.0)

(1)	In March 2019, we entered into a settlement in connection with an additional B&W Renewable waste-to-energy EPC contract, for which notice to proceed was not given and the contract was not started. The settlement eliminated our obligations to act, and our risk related to acting, as the prime EPC should the project have moved forward.
(2)	Adjusted EBITDA for the three and twelve months ended December 31, 2020, excludes losses related to a non-strategic business that was previously included in Adjusted EBITDA and totals $1.4 million and $2.6 million, respectively.
(3)	Adjusted EBITDA for the twelve months ended December 31, 2020, include the recognition of a $26.0 million loss recovery settlement related to certain historical EPC loss contracts in the third quarter, as previously disclosed.
(4)	Figures may not be clerically accurate due to rounding.

Exhibit 3

Babcock & Wilcox Enterprises, Inc.

Preliminary Reconciliation of Adjusted Gross Profit (unaudited) (4)

(In millions)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Adjusted gross profit (1)(2)(3)
Operating income (loss)	$2.2	$10.0	$(1.7)	$(29.4)
Selling, general and administrative ("SG&A") expenses	33.8	30.5	141.4	150.6
Advisory fees and settlement costs	2.8	5.1	12.9	27.9
Intangible amortization expense	1.4	1.0	5.5	4.3
Restructuring activities	5.1	2.1	11.8	11.7
Research and development costs	0.5	0.6	4.4	2.9
Loss from a non-strategic business	1.4	—	2.6	—
Gain on asset disposals, net	(2.3)	(3.7)	(3.3)	(3.9)
Adjusted gross profit	$44.8	$45.6	$173.6	$164.0

(1)	Intangible amortization is not allocated to the segments' adjusted gross profit, but depreciation is allocated to the segments' adjusted gross profit.
(2)	Adjusted gross profit for the three and twelve months ended December 31, 2020, excludes losses related to a non-strategic business that was previously included in Adjusted gross profit and totals $1.4 million and $2.6 million, respectively.
(3)	Adjusted gross profit for the twelve months ended December 31, 2020, include the recognition of a $26.0 million loss recovery settlement related to certain historical EPC loss contracts in the third quarter, as previously disclosed.
(4)	Figures may not be clerically accurate due to rounding.